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                                                                Exhibit 99(i)(1)

[DAVIS GRAHAM & STUBBS LLP LOGO]


                                   May 2, 2005


Financial Investors Variable Insurance Trust
1625 Broadway
Suite 2200
Denver, Colorado 80202

     Re: Financial Investors Variable Insurance Trust, a Delaware business trust
         ("Trust") 1933 Act File No. 333-50832 - Post-Effective Amendment No. 7 and 1940 Act File. No. 811-10215 - Amendment No. 7, filed with the Securities and Exchange Commission on May 2, 2005, each such amendment to the Registration Statement of the Trust on Form N-1A

Ladies and Gentlemen:

     We have acted as counsel to the Trust, and are providing this opinion in connection with the registration by the Trust of shares of beneficial interest, no par value (the "Shares"), of the funds listed on EXHIBIT A attached hereto (the "Fund"), each a series of the Trust, described in the above-referenced filing (the "Post-Effective Amendment").

     In such connection, we have examined the Post-Effective Amendment, the Certificate of Trust, the Declaration of Trust, and the Bylaws of the Trust, the proceedings of its trustees relating to the authorization, issuance and proposed sale of the Shares, and considered such other records and documents and such factual and legal matters as we deemed appropriate for purposes of this opinion.

     Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares

  1500 SEVENTEENTH STREET - SUITE 500 - DENVER, COLORADO 80202 - 303 892 9400 -
                                FAX 303 893 1379
                                 www.dgslaw.com

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of beneficial interest by entities such as the Trust. We express no opinion with respect to any other laws.

     Based on the foregoing, it is our opinion that the Shares have been duly authorized and, when sold as contemplated in the Post-Effective Amendment, including receipt by the Trust of full payment for the Shares and compliance with the Securities Act of 1933, the Investment Company Act of 1940 and applicable state law regulating the offer and sale of securities, will be validly issued, fully paid and non-assessable Shares of the Trust.

     We hereby consent to all references to this firm in the Post-Effective Amendment and to the filing of this opinion as an exhibit to the Post-Effective Amendment. This consent does not constitute a consent under Section 7 of the Securities Act of 1933, and in consenting to the references to our firm in the Post-Effective Amendment, we have not certified any part of the Post-Effective Amendment and do not otherwise come within the categories of persons whose consent is required under Section 7 or the rules and regulations of the Securities and Exchange Commission thereunder.


                              Very truly yours,

                              /s/ Davis Graham & Stubbs LLP
                              -----------------------------

                              DAVIS GRAHAM & STUBBS LLP

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                                    EXHIBIT A

                                  List of Funds


                       FIRST HORIZON CORE EQUITY PORTFOLIO

                  FIRST HORIZON CAPITAL APPRECIATION PORTFOLIO

                                       A-1